CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm as the auditor to the predecessor fund under the caption “Financial Highlights” in the Prospectuses of Invesco Van Kampen Harbor Fund, Invesco Van Kampen Leaders Fund, Invesco Van Kampen Real Estate Securities Fund, and Invesco Van Kampen U.S. Mortgage Fund and as the predecessor fund’s auditor under the caption “Independent Registered Public Accounting Firm”, and to the incorporation by reference of our reports dated May 18, 2010 for Van Kampen Asset Allocation Conservative Fund, Van Kampen Asset Allocation Growth Fund, and Van Kampen Asset Allocation Moderate Fund, in the Statement of Additional Information of AIM Growth Series (Invesco Growth Series) in this Post-Effective Amendment No. 95 to the Registration Statement (Form N-1A No. 002-57526) of AIM Growth Series (Invesco Growth Series).
ERNST & YOUNG LLP
Chicago, Illinois
April 25, 2011